EXHIBIT 11

BOISE CASCADE CORPORATION
Computation of Per Share Earnings
	Three Months Ended September 30		Nine Months Ended September 30
	___________________		______________________
	2001	2000	2001		2000
	_______	_______	_______		_______
	(thousands, except per share amounts)
Basic
Net income (loss)	$14,980	$84,600	$(841)		$155,171
Preferred dividends (a)	(3,138)	(3,330)	(9,604)		(9,912)
	_______	_______	_______		_______
Basic income (loss)	$11,842	$81,270	$(10,445)		$145,259
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Average shares used to determine basic income (loss) per common share	57,831	57,331	57,558		57,273
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Basic income (loss) per common share	$0.21	$1.42	$(0.18)		$2.54
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Diluted
Basic income (loss)	$11,842	$81,270	$(10,445)		$145,259
Preferred dividends eliminated	3,138	3,330	9,604		9,912
Supplemental ESOP contribution	(2,580)	(2,844)	(7,944)		(8,471)
	_______	_______	_______		_______

Diluted income (loss)	$12,400	$81,756	$(8,785)		$146,700
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Average shares used to determine basic income (loss) per common share	57,831	57,331	57,558		57,273
Stock options and other	484	214	487		253
Series D Convertible Preferred Stock	3,644	3,839	3,691		3,902
	_______	_______	_______		_______

Average shares used to determine diluted income (loss) per common share	61,959	61,384	61,736		61,428
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Diluted income (loss) per common share	$0.20	$1.33	$(0.14	) (b)	$2.39
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(a)	The dividend attributable to the company's Series D Convertible Preferred Stock held by the company's ESOP (employee stock ownership plan) is net of a tax benefit.

(b)

Because the computation of diluted loss per common share was antidilutive, diluted loss per common share reported for the nine months ended September 30, 2001, was the same as basic loss per common share.